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                                                                    Exhibit 99.3


                    CUNNINGHAM GRAPHICS TO BE ACQUIRED BY ADP

Jersey City, N.J., May 3, 2000 - Cunningham Graphics International, Inc. (NASD:
CGII) announced today that it has entered into a definitive merger agreement with Automatic Data Processing, Inc. (NYSE: AUD) providing for the acquisition by ADP of all of the outstanding shares of Cunningham Graphics for $22.00 per share in cash.

Under the terms of the agreement, which was unanimously approved by the Board of Directors of Cunningham Graphics, ADP will shortly commence a tender offer to acquire all of the common shares of Cunningham Graphics. Certain directors and officers of Cunningham Graphics, holding approximately 44.4% of its outstanding shares, have agreed to tender their shares pursuant to ADP's offer.

"We believe that this offer represents a good value for our shareholders and an exciting future for our customers and employees," said Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics. "We look forward to continuing to grow the company with the support of ADP."

Cunningham Graphics is a leader in the graphic communications industry, providing time-sensitive graphic communication services and outsourcing solutions. The Company's blue chip client base includes most of Wall Street's top investment banks, major insurance companies and many Fortune 500 companies. With corporate office operations headquartered in Jersey City, NJ, Cunningham Graphics operates 18 production facilities worldwide employing over 1,300 people. The Company's services include on-demand printing, digital communications, digital archiving, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

Prudential Securities Incorporated acted as exclusive financial advisor to Cunningham Graphics in this transaction.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF CUNNINGHAM GRAPHICS. AT THE TIME ADP COMMENCES ITS OFFER, IT WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND CUNNINGHAM GRAPHICS WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF CUNNINGHAM GRAPHICS, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE FOR FREE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

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This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in Cunningham Graphic's filings with the Securities and Exchange Commission.

CONTACT: Lippert/Heilshorn and Associates John Nesbett/William Walkowiak, CFA
(212)-838-3777.